Exhibit 10.10

ADEPT TECHNOLOGY INC.

CHANGE IN CONTROL PLAN FOR EQUITY AWARDS

Section 1. Introduction

This Adept Technology Inc. Change in Control Plan for Equity Awards, as may be amended from time to time (the “Plan”) is effective as of January 14, 2014 (the “Effective Date”). The purpose of the Plan is to provide for the treatment of outstanding Equity Awards of Adept Technology Inc. (the “Company”) or one of its subsidiaries in connection with a Change in Control.

Section 2. Definitions

For purposes of the Plan, the following terms are defined as follows:

(a) “2003 Plan” means the Adept Technology, Inc. 2003 Stock Option Plan.

(b) “2005 Plan” means the Adept Technology, Inc. 2005 Equity Incentive Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means, except as otherwise defined in an employment agreement or other written agreement between an Eligible Individual and the Company dated on or after the Effective Date (which definition would control in the event of any conflict with the definition in this Section 2(d)) each of the following as determined by the Board, (i) willful and repeated failure to perform duties or contravention in any material respect of specific written lawful directions related to a material duty or responsibility which is directed to be undertaken by the Board or the person to whom the Participant reports (other than due to physical or mental illness); (ii) conviction of guilty or nolo contendere plea to, a misdemeanor which is materially and demonstrably injurious to the Company or any felony; (iii) commission of an act, or a failure to act, that constitutes fraud, gross negligence or willful misconduct (including without limitation, embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in personal gain at the expense of the Company); and (iv) violation of any applicable laws, rules or regulations or failure to comply with the ongoing confidentiality, non-solicitation and non-competition obligations to the Company, corporate code of business conduct or other material policies of the Company in connection with or during performance of the Eligible Individual’s duties to the Company that could, in the Committee’s opinion, cause material injury to the Company, which violation, if curable, is not cured within thirty (30) days after notice thereof to the Eligible Individual.

(e) “Change in Control” means, unless the Committee or the Board provides otherwise, the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding Shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii) In any 12-month period, the individuals who, as of the beginning of the 12-month period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries (in each case, not related to an insolvency proceeding, bankruptcy or liquidation of the Company); or

(iv) The sale or other disposition of all or substantially all of the assets of the Company to any Person, other than a transfer to any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company.

(f) “Committee” means the Compensation Committee of the Board or another committee of two or more directors as established by the Board.

(g) “Eligible Individual” means any employee of the Company or any of its subsidiaries who, at the time of a Change in Control, is subject to any outstanding Equity Award and has executed and delivered to the Company a proprietary information agreement (including confidentiality, non-solicitation and non-competition agreements), code of business conduct and employee handbook in such form as used by the Company.

(h) “Equity Award” means any equity-based award granted to an employee pursuant to the Company’s Equity Plans on or prior to the date hereof, and unless otherwise determined by the Compensation Committee, after the date hereof but prior to a Change in Control.

(i) “Equity Plans” means the Company’s 2003 Plan and 2005 Plan.

(j) “Involuntary Termination” means any termination of the Eligible Individual’s employment with the Company by the Company for any reason other than Cause or the Eligible Individual’s death or disability.

(k) “Shares” means shares of the Company’s common stock, par value $0.001, subject to adjustment as provided in the Equity Plans.

(l) “Termination Date” means the date on which the Eligible Individual’s employment with the Company terminates.

Section 3. Plan Benefits

(a) Assumption or Replacement of Equity Awards by Successor. In the event of a Change in Control, any surviving entity or acquiring entity (a “Successor”) may provide for the assumption, conversion or replacement of any outstanding Equity Awards granted under the Equity Plans, which assumption, conversion or replacement will preserve the economic value of such equity awards, including without limitation, the aggregate exercise price and ratio of exercise price to stock price. In the alternative, the Company or any Successor may substitute equivalent equity awards or provide substantially similar consideration to the Eligible Individuals as was provided to stockholders (after taking into account the existing provisions of the Equity Awards). The Company or any Successor may also issue, in place of outstanding Shares of the Company held by an Eligible Individual, substantially similar shares or other property subject to repurchase rights no less favorable to such Eligible Individual. The Committee shall determine whether any such assumption, conversion, replacement or substitution by a Successor meets the requirements of this Section 3(a).

(b) Conversion of Performance-Based Awards. Upon the occurrence of a Change in Control, each Eligible Individual who remains employed at the time of the Change in Control shall, with respect to all outstanding, unvested Equity Awards that are subject to performance-based vesting criteria that are held by such Eligible Individual immediately prior to a Change in Control, be converted into time-based awards that shall vest based upon a reasonable time or service-based vesting criteria as determined by the Committee prior to the Change in Control in its sole discretion but not extending beyond the original expiration date of such Equity Awards.

(c) Accelerated Vesting of Equity Awards Upon an Involuntary Termination Following a Change in Control. In the event of an Involuntary Termination within twelve (12) months following a Change in Control, all outstanding Equity Awards held by the Eligible Individual on the Termination Date (including awards that are subject only to time and service-based vesting criteria and awards that prior to the Change in Control were subject to performance-based vesting criteria), shall become immediately and fully vested and, to the extent applicable, exercisable, and, to the extent applicable, any restrictions or conditions on such awards shall immediately lapse, subject to, except as otherwise required by applicable law, the Eligible Individual executing a general waiver and release of claims in favor of the Company and its affiliates in a form provided by the Company (a “Release”) with such release becoming effective in accordance with its terms.

(d) Accelerated Vesting of Equity Awards Upon a Change in Control. If, upon the occurrence of a Change in Control the surviving entity does not assume, replace or substitute with equivalent awards in the manner contemplated in Section 3(a) (as determined by the Committee prior to the Change in Control in its sole discretion) and/or as a result of which the common stock of the Successor into which the unvested Equity Awards are contemplated to be converted or replaced will not be traded on any public securities market (unless otherwise determined by the Committee), all of the outstanding Equity Awards held by an Eligible Individual, including Equity Awards subject to performance-based vesting, held by such Eligible Individual shall become vested and, to the extent applicable, exercisable as of immediately prior to such Change in Control.

Section 4. Limitations on Benefits

(a) Excise Taxes. In the event that any benefits payable to an Eligible Individual pursuant to the Plan (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, as amended (the “Code”), and (ii) but for this Section 4(a) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Eligible Individual’s Payments hereunder shall be either (a) provided to the Eligible Individual in full, or (b) provided to the Eligible Individual as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Eligible Individual, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax, as determined by the Company with the input of accounting advisors and confirmed by the Committee. In the event that the payments and/or benefits are to be reduced pursuant to this Section 4(a), such payments and benefits shall be reduced such that the reduction of compensation to be provided to Eligible Individual as a result of this Section 4(a) is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A (as defined below) and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the applicable Eligible Individual shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4(a).

(b) Section 409A Compliance.

(i) This Plan is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Plan in a manner that does not result in the imposition on an Eligible Individual of any additional tax, penalty, or interest under Section 409A; provided, however, in no event shall the Company be liable to the Eligible Individual for or with respect to any taxes, penalties or interest which may be imposed upon the Eligible Individual pursuant to Section 409A. Each payment under this Plan shall be treated as a separate payment for purposes of Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii) Notwithstanding anything herein to the contrary, in the event that an Eligible Individual is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit (whether under this Plan or otherwise) that is considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), to the extent necessary to avoid the imposition of excise taxes under Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Eligible Individual or (B) the date of the Eligible Individual’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 4(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Eligible Individual in a lump sum without interest, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iv) With respect to any Equity Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A, notwithstanding anything in this Plan or the applicable award agreement to the contrary, the settlement of each such award (to the extent accelerated as a result of the application of Section 3 hereof) shall not occur until the earliest of (A) the Change in Control if such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code, (B) the date such award would otherwise be settled pursuant to the terms of the applicable award agreement and (C) the applicable Termination Date. Moreover, if the Company determines in good faith that any provision (or part thereof) of this Plan shall be disregarded and have no force or effect and the payment schedule shall be governed by the applicable provision of the applicable employment agreement or equity award agreement.

Section 5. Right To Interpret Plan; Amendment and Termination

(a) Exclusive Discretion. The Committee will have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee will be binding and conclusive on all persons.

(b) Amendment or Termination.

(i) Prior to the occurrence of a Change in Control, the Board or the Committee may amend or terminate the Plan at any time and from time to time. Termination or amendment of the Plan shall not affect any obligation of the Company under the Plan, which has accrued upon or after a Change in Control and is unpaid as of the effective date of the termination or amendment.

(ii) From and after the occurrence of a Change in Control, no provision of the Plan shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Eligible Individual and by an authorized officer of the Company (other than the Eligible Individual).

(iii) Notwithstanding anything herein to the contrary, the Board or the Committee may amend the Plan (which amendment shall be effective upon its adoption or at such other time designated by the Board or the Committee, as applicable) at any time as may be necessary to comply with any law or regulation, including, but not limited to, to avoid the imposition of any additional taxes or penalties under Section 409A.

Section 6. No Implied Employment Contract

The Company and each Eligible Individual acknowledge that each Eligible Individual’s employment is and shall continue to be at-will, as defined under applicable law, and that the Plan shall not be deemed a contract of employment. If an Eligible Individual’s employment terminates for any reason other than an Involuntary Termination upon or following a Change in Control, the Eligible Individual shall not be entitled to any benefits, damages, awards or compensation under Section 3 of the Plan, but may be entitled to payments or benefits in accordance with the Company’s other established employee plans and practices or pursuant to other agreements with the Company.

Section 7. Successors

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or equity will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or equity which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of the Plan by operation of law or otherwise.

(b) Eligible Individual’s Successors. The terms of the Plan and all rights of the Eligible Individual hereunder will inure to the benefit of, and be enforceable by, the Eligible Individual’s personal or legal representatives, executors, committees, successors, heirs, distributees, devisees and legatees.

Section 8. Basis Of Payments To And From Plan

The Plan is intended to be an unfunded plan. Eligible Individuals are and shall at all times be general creditors of the Company with respect to their Equity Awards after an obligation hereunder is accrued upon or after a Change in Control. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Equity Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Section 9. Miscellaneous

(a) Notice. Notices and all other communications contemplated by the Plan will be in writing and will be deemed to have been duly given either (i) when personally delivered or sent by facsimile or other electronic transmission (including e-mail) or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Eligible Individual, mailed notices shall be addressed to him or her at the home address or facsimile number or e-mail address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Corporate Secretary.

(b) No Waiver. The failure of a party to insist upon strict adherence to any term of the Plan on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Plan.

(c) Severability. In the event that any one or more of the provisions of the Plan shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of the Plan shall not be affected thereby. The parties intend to give the terms of the Plan the fullest force and effect so that is any provision shall be found to be invalid or unenforceable, the court reaching such conclusion may modify or interpret such provision in a manner that shall carry out the parties’ intent and shall be valid and enforceable.

(d) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

(e) Governing Document. Unless explicitly stated otherwise in a written agreement or document dated on or after the Effective Date, all Equity Awards shall be subject to the terms and conditions set forth in this Plan. For the avoidance of doubt, all Equity Awards granted prior to the Effective Date are subject to the terms and conditions of this Plan.

(f) Arbitration of Disputes. Section 23 of the 2005 Plan is incorporated herein and shall govern any disputes arising under or in connection with this Plan.

(g) Creditor Status of Eligible Individuals. In the event that any Eligible Individual acquires a right to receive payments from the Company under the Plan such right shall be no greater than the right of any unsecured general creditor of the Company.

(h) Facility of Payment. If it shall be found that (i) an Eligible Individual entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment and to give a valid release therefor, and (ii) another person or an institution is then maintaining or has custody of such Eligible Individual, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment may be made to such other person or institution referred to in (ii) above, and the release shall be a valid and complete discharge for the payment.

(i) Withholding Taxes. The Company may withhold from any amounts payable under the Plan such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation and make all payments under this Plan net of any federal, state and local taxes net of any amounts required to be paid or withheld.